Exhibit 99.1

ON TRACK INNOVATION LTD.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	December 31, 2020	Pro Forma Adjustments	December 31, 2020 Adjusted
Assets

Current assets
Cash and cash equivalents	$1,377	$600	$1,977
Short-term investments	105	-	105
Trade receivables (net of allowance for doubtful accounts of $620)	1,148	-	1,148
Other receivables and prepaid expenses	695	-	695
Inventories	2,479	-	2,479
Assets from discontinued operations - held for sale	6,358	(6,358)	-

Total current assets	12,162	(5,758)	6,404

Non-current assets

Long term restricted deposit for employee benefits	511	-	511

Severance pay deposits	411	-	411

Property, plant and equipment, net	752	-	752

Intangible assets, net	247	-	247

Right-of-use assets due to operating leases	2,903	-	2,903

Total non-current assets	4,824	-	4,824
Total Assets	$16,986	$(5,758)	$11,228

ON TRACK INNOVATION LTD.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	December 31, 2020	Pro forma Adjustments	December 31, 2020 Adjusted
Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities of long-term bank loans	$542	-	$542
Convertible short-term loan from a controlling shareholder	625	-	625
Trade payables	1,667	-	1,667
Other current liabilities	2,283	-	2,283
Liabilities from discontinued operations - held for sale	5,829	(5,829)	-
Total current liabilities	10,946	(5,829)	5,117

Long-Term Liabilities
Long-term loans, net of current maturities	14	-	14
Long-term liabilities due to operating leases, net of current maturities	2,343	-	2,343
Accrued severance pay	977	-	977
Total long-term liabilities	3,334	-	3,334

Total Liabilities	14,280	(5,829)	8,451

Commitments and Contingencies

Equity
Shareholders' Equity
Ordinary shares of NIS 0.1 par value: Authorized 100,000,000, issued 55,073,076, outstanding 52,824,377 shares	1,423	-	1,423
Additional paid-in capital	227,209	-	227,209
Treasury shares at cost - 1,178,699 shares	(2,000)	-	(2,000)
Accumulated other comprehensive loss	(961)	-	(961)
Accumulated deficit	(222,965)	71	(220,594)

Total Equity	2,706	71	2,777

Total Liabilities and Equity	$16,986	$(5,758)	$11,228

ON TRACK INNOVATIONS LTD.

CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands)

	Year ended December 31
	2020	2019
Revenues
Sales	$11,191	$9,144
Licensing and transaction fees	1,551	1,505
Total revenues	12,742	10,649

Cost of revenues
Total cost of revenues	7,641	6,402

Gross profit	5,101	4,247
Operating expenses
Research and development	3,531	3,287
Selling and marketing	3,233	2,934
General and administrative	3,028	3,449
Other (income) expenses, net	(11)	(326)
Total operating expenses	9,781	9,344

Operating loss from continuing operations	(4,680)	(5,097)

Financial expense, net	(370)	(353)
Loss from continuing operations before taxes on income	(5,050)	(5,450)

Income tax benefit, net	10	106

Net loss from continuing operations	$(5,040)	$(5,344)

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